Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 6 to Form S-1 on Form S-3 No. 333-268003) and related Prospectus of LiveWire Group, Inc. for the registration of its warrants and shares of its common stock and to the incorporation by reference therein of our report dated February 21, 2025, with respect to the consolidated financial statements of LiveWire Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
March 21, 2025